United States securities and exchange commission logo





                         October 6, 2022

       Chris Strain
       Chief Financial Officer
       Heartland Express, Inc.
       901 Heartland Way
       North Liberty, Iowa 52317

                                                        Re: Heartland Express,
Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 1, 2022
                                                            File No. 000-15087

       Dear Chris Strain:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program